Exhibit 99.1

KNIGHT CAPITAL GROUP TO TRANSFER LISTING TO NYSE, CROSS-LIST ON NYSE EURONEXT

JERSEY CITY, New Jersey (May 12, 2010) – Knight Capital Group, Inc. (Nasdaq: NITE) today announced the pending transfer of its listing of common stock to the New York Stock Exchange (NYSE), as well as the cross-listing of its common stock on the Professional Segment of the Paris market of NYSE Euronext.

Knight common stock will begin trading on NYSE Euronext markets in the U.S. and Paris under the ticker symbol “KCG” on May 25, 2010. Until the transfer is complete, Knight’s common stock will continue to trade in the U.S. under the ticker symbol “NITE” on The NASDAQ Stock Market.

“Knight is a growing, global firm providing market access and trade execution services across multiple asset classes to buy- and sell-side clients,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “Moving to NYSE Euronext will make our stock more accessible to investors in Europe as well as support Knight’s expansion in the global capital markets. We look forward to taking our place on the world’s leading exchange alongside our clients and financial services peers.”

“We are very excited that Knight has chosen to list its shares on our U.S. and European markets,” said Duncan L. Niederauer, Chief Executive Officer, NYSE Euronext. “Knight is an industry leader that provides trading connectivity and liquidity across multiple asset classes globally. We look forward to a strong and lasting partnership with Knight and its shareholders.”

Trading in Knight’s common stock on NYSE Euronext’s European markets will be conducted in Euros. Euroclear will coordinate share transfers with The Depository Trust Company (DTC). The listing will not alter Knight’s share count, capital structure, or its current and future stock-listing in the U.S.

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In connection with the cross-listing, the French Autorité des marchés financiers (“AMF”) today approved Knight’s prospectus for admission to listing and trading on the Professional Segment of the Paris market of NYSE Euronext, and granted visa number 10-129, dated May 12, 2010, on the prospectus. This prospectus has been prepared by Knight Capital Group, Inc. and its signatory accepts the responsibility for its contents. The attention of investors is drawn to the risk factors described in the prospectus. On May 7, 2010, NYSE Euronext approved Knight’s application for listing and trading of its common stock on the Professional Segment of the Paris market of NYSE Euronext.

Copies of this prospectus may be obtained free of charge from Knight Capital Group, Inc. at 545 Washington Boulevard, Jersey City, New Jersey 07310, U.S.A. and from its paying agent in France, BNP Paribas Securities Services (Postal address: GCT – Services aux Emetteurs, Les Grands Moulins de Pantin, 75450 Paris Cedex 09), and on the websites of Knight Capital Group, Inc. (www.knight.com) and the AMF (www.amf-france.org).

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About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a global financial services firm that provides market access and trade execution services across multiple asset classes to buy- and sell-side firms. Knight’s hybrid market model features complementary electronic and voice trade execution services in global equities and fixed income as well as foreign exchange, futures and options. The firm is the leading source of liquidity in U.S. equities by share volume. Knight also offers capital markets services to corporate issuers. Knight is headquartered in Jersey City, NJ with a growing global presence across North America, Europe and the Asia-Pacific region. For more information, please go to www.knight.com.

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: http://www.nyx.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired in the future, by the Company and risks related to the costs and expenses associated with the Company’s exit from the Asset Management business. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201.356.1523 or	201.356.1529 or
201.557.6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight